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Navigant Employee FAQs

On August 2, Navigant announced that it has entered into a definitive agreement to be acquired by Guidehouse, a Veritas Capital portfolio company. To ensure transparency through this integration process, below are a series of questions and answers about the transaction for employees. We will update this list regularly with additional questions and new information as the transaction unfolds. If you have a question not listed below, please send it to Questions@navigant.com.

STRATEGY

Why did Navigant enter into this transaction?

Following a review of strategic alternatives, including remaining as a stand-alone company, and the solicitation of offers from both strategic and financial partners, the Board determined that this transaction is in the best interest of Navigant’s shareholders.

In addition, this transaction provides the Company an opportunity to accelerate our digital strategy and grow our capabilities with a partner that brings to the table additional skills and access to new markets. We also saw an opportunity to diversify the industries we serve and broaden the skills we already have.

Aren’t the public sector and private sector consulting models different? Will the two businesses really work together?

Yes, there are differences in serving public and private clients, but there are more similarities and synergies between our businesses than differences. First, the two firms are very compatible in terms of the industries we serve and the client challenges we are solving. Our joint efforts in Financial Services, Healthcare and Energy in particular will be market leading and this combination allows for a more seamless opportunity for public-private collaborations. We have significant similarities in the capabilities we are building around digital, data analytics, and managed services. And both companies will benefit from the scale and the improved infrastructure that will come from investing in a combined platform.

Are there any strategic benefits from this transaction?

There are significant potential revenue synergies from working together, directly with Guidehouse and also leveraging “sister companies” in the Veritas portfolio, for example:

•

Bringing our private sector healthcare expertise to public sector organizations such as the Veterans Administration (VA): we are already joint bidding with Guidehouse on two large VA opportunities, one in revenue cycle, and one leveraging clinical expertise to define the future footprint of the VA

•	Bringing Guidehouse cyber and privacy capabilities to our heritage Navigant clients across all industries

•	Working together on a managed services solution for loan processing currently being managed by Guidehouse

•	Bringing sustainability solutions into the Aerospace and Defense industries

What are the benefits to me of this transaction?

•

As client-facing professionals, you will have access to an expanded set of tools and capabilities, and a broader range of offerings including increased technology solutions, to bring to your clients. Our clients will benefit from capabilities such as cyber, blockchain, user experience, and other types of expertise. The combination will allow investments in new capabilities which will drive greater value and more innovative solutions for clients.

•

For all our people, there will be benefits from a broader platform with more and different types of engagements. It also means the chance to learn new skills and take on new responsibilities within expanded segments. There will be new and diversified career growth paths, including the potential opportunity to work on public sector projects.

•	For each of you, you can expect:

•	New colleagues with whom you can collaborate,

•	New capabilities you can leverage

•	Access to additional tools and technologies

•	The benefit of owners who are fully aligned to the strategy and eager to deploy capital to accelerate your growth plans.

Who is Guidehouse?

Guidehouse is a leading provider of management, technology, and risk consulting services to the public and private sectors. Formerly the PricewaterhouseCoopers (PwC) U.S. public sector business, the organization was purchased in early 2018 by Veritas Capital and rebranded as Guidehouse later that year. Guidehouse is headquartered in Washington, D.C. and offers extensive strategic advisory services and capabilities to the Department of Defense, Homeland Security, Veterans Affairs, Health and Human Services, and the Department of State as well as numerous state and local governments and multilateral agencies.

Who is Veritas Capital?

Veritas Capital is a private equity firm founded in 1992. The firm invests in companies that provide critical products and services, primarily technology or technology-enabled solutions, to government and commercial customers worldwide. Veritas Capital works with its portfolio companies to identify and execute strategic levers that drive transformational growth. The firm has completed more than 90 acquisitions to date.

How large would the combined organization be in terms of revenue / employees / offices?

Together, the two firms represent a consulting leader with over $1.3 billion in revenue. Guidehouse has more than 2,000 professionals in over 20 locations worldwide. Navigant brings nearly 6,000 professionals in more than 30 offices around the world.

Who will lead the combined company?

Following the close of the transaction, the merged company will be led by Scott McIntyre, Chief Executive Officer of Guidehouse. Navigant’s existing segment leadership will remain in place and will work together with the combined corporate leadership team to continue to build and grow the combined entity.

What impact will this transaction have on our business strategy?

Our focus remains constant - to deliver solutions that help our clients address their most critical business challenges and opportunities by leveraging our deep industry experience and increasingly digital capabilities. However, now, our businesses will be afforded greater scale, access to new markets, and access to capital which we will reinvest in the business. Guidehouse has significant digital capabilities in its Advanced Solutions business, including AI, RPA, blockchain, UI/UX, and analytics, which can be leveraged by our teams to bring additional value to clients.

Will our three segments remain the same?

Yes. Our three existing segment business units will remain essentially the same. Some Guidehouse teams serving similar clients and industries may be folded into the segments. There will be additional business units in the combined company made up of the Guidehouse businesses, which are largely focused on public sector solutions for the US Federal government along with state and local governments.

How will this impact acquisition discussions taking place in the segments?

Leadership from both organizations is invested in the ongoing success of the combined firm. We will continue to evaluate relevant acquisition and group hire opportunities that support the future strategy and growth of the combined organization.

TRANSACTION DETAILS

What is the total purchase price for the company?

Guidehouse is paying $28 per share for all Navigant shares, or approximately $1.1 billion in total.

When will the transaction close?

The transaction is expected to close in the fourth quarter of this year, subject to customary regulatory approvals and closing conditions.

When will Navigant be delisted on the NYSE?

At the close of the transaction, which is expected to be sometime early in the fourth quarter of this year.

Will Navigant still be the brand of the combined company?

We are evaluating how best to leverage the brand awareness and brand equity of the two brands. Decisions on future branding have not been made and will be determined during the integration process. We will make a formal announcement in the weeks ahead.

How big will we be once combined?

We will be a combined business of approximately $1.3 billion in revenue on day one. While size is not indicative of quality or impact, this combined size brings scale to better serve our clients, talent to differentiate us and address client issues and the enhanced relevance of covering both the commercial and public sector markets.

Where will the new company be headquartered?

The combined company will have its headquarters in Washington, D.C., but will continue to have a significant presence in Chicago.

How soon may we leverage Guidehouse capabilities in proposals and client conversations?

Navigant and Guidehouse must continue to operate as separate companies until closing. Until then, please do not cite Guidehouse capabilities or past performance qualifications in any proposals or client conversations without speaking with Legal.

What if I have an opportunity to use Guidehouse capabilities on an engagement or in a proposal?

Despite operating as two separate companies, there also may be market opportunities worth pursuing as teaming partners in the normal course of business. The two firms are already collaborating commercially on some joint opportunities. If you identify an opportunity that you think would be appropriate to team with Guidehouse, please bring the opportunity to your segment leadership and they will be able to evaluate it and move it forward as appropriate.

ABOUT GUIDEHOUSE

What does Guidehouse do? What is the size of the organization/team?

Guidehouse is a world-class professional services organization, with exceptional financial backing from Veritas Capital. Guidehouse primarily does public sector consulting, while Navigant works primarily in the commercial sector. The two firms have complementary capabilities and work in similar industries. Guidehouse has concentrations in healthcare, financial services, aerospace & defense, national security, emerging technologies, and energy/infrastructure.

The firm has revenues approaching $600 million and approximately 2,000 employees. Together, we will be a $1.3 billion revenue private entity, with complementary capabilities. We will serve public and private markets in reinforcing industries around the world, with a strong ability to leverage technology, in a private company growth model.

What is the Guidehouse culture?

Their culture is a lot like ours, having originally been a part of a legacy Big 4 accounting firm. We share many of the same values (right down to the words that we each use to describe our values), but more importantly their values appear to be apparent in the way they operate and serve each other and their clients.

How much overlap is there with Guidehouse?

There is very little overlap in terms of clients served, however significant overlap in terms of challenges the two organizations are committed to solve. Our joint efforts in Financial Services, Healthcare and Energy in particular will be market leading and this combination allows for a more seamless opportunity for public-private collaborations.

BUSINESS OPERATIONS

What’s the detailed integration process? What’s going to happen between now and close?

The details of the integration process are still being finalized. Teams comprised of management from both companies will be formed to develop plans. These teams will work on the range of topics that are important to our teams, ranging from aligning business policies and processes to thinking through how to align titles, career paths, etc. We are committed to keeping you abreast of any changes as they are finalized.

Will there be changes to our benefits, office space or policies?

This is likely. Our approach to integrating the two companies is to get the best out of both worlds. We’ll be looking at benefits, office space, policies/procedures, etc. and adopt/combine in a way that creates the overall employee experience we desire.

Will we be making changes to systems?

Yes, this is likely. During the integration process, an evaluation of both company systems will be conducted to determine the best solution for the new company design and operating model moving forward.

How and when will the teams be integrated?

Our plan is to keep the three segments we have today, recognizing that some Guidehouse teams serving similar clients and industries may be folded into the segments. These steps will happen after the deal closes. For NBS / Operations, we will be reviewing the integration options over the next eight weeks.

Will the organizational structure change?

While the sector/segment structures of both organizations are generally aligned, we will make some adjustments to simply achieve the best outcome, including potentially bringing some additional teams from Guidehouse under our current leaders, to add to our segment capabilities.

What will happen with real estate and office locations? Will I need to move?

Real estate decisions will be determined through the integration process. In locations where Guidehouse is using co-working space (like WeWork) and Navigant has permanent office space, we will look to transition Guidehouse employees into the Navigant office space. That said, co-working is a model we will embrace and likely expand as our client needs in various markets fluctuate year over year. These details will be developed in the weeks preceding transaction close. We remain committed to communicating as soon as those decisions have been made.

PEOPLE AND BENEFITS

How can I help?

To make this successful we need three things from you:

1.	Continue to serve our clients, execute on our business plans, and deliver quality. That commitment is critical and it is job number one;

2.

Learn about the capabilities that Guidehouse brings to our business so that you can learn and develop new skills and areas of interest that lead to your development and growth, and will accrue to the benefit of the clients you serve;

3.	Be an authentic ambassador of our business. Culture and values will be an important contributor to our combined success.

Please remember that until the deal closes, we must continue to operate as separate businesses. In the short-term, please stay focused on your goals and the work at hand. Once we combine organizations, we’ll be asking more from you in terms of welcoming our new colleagues and demonstrating our culture and values.

Do you anticipate layoffs?

No layoffs are anticipated in the business segments. For NBS or corporate functions, we will be building a combined operating model for the entire organization and in the process there may be some redundancies identified during the integration process. The joint management teams are committed to identifying the best talent from both organizations for all of the roles. We will communicate those changes in a timely and transparent manner in the months ahead. We do not anticipate any changes between now and calendar year end.

Will my job title change?

Job titles will be reviewed during the integration planning and any changes to these would be done January 1, 2020 at the earliest. Decisions regarding titles will be made using working groups of both Navigant and Guidehouse staff and leadership.

Will my job or role change?

No jobs or roles are intended to change as a result of the acquisition. Obviously, as we grow the business and add new capabilities and clients, you may choose to pursue new opportunities within the combined organization. For the most part, there will be no change to your reporting structure or your supervisor.

Will my compensation change? What about my bonus?

Your salary will not change after the transaction closes. Bonus programs for 2019 will not change. In the future, there may be some adjustments to the bonus program to align the programs of the two companies.

Will my benefits change? 401(k)?

Guidehouse offers comparable benefit programs, including a 401(k) plan. There will be no immediate changes to your benefits. In the future, there may be adjustments to align the programs of the two companies. We remain committed to keeping you abreast of any changes as they are finalized.

What will happen to my Navigant shares in the ESPP? Will the ESPP go away? What happens to balances in my account?

The ESPP will terminate in connection with the transaction, and the current offering period (which began on July 1, 2019 and will end on September 30, 2019) will be the final offering period. Depending on the exact closing date of the transaction, the current offering period will either continue until its normal expiration, or be terminated no later than the day before the closing of the transaction. Once terminated, all funds in your ESPP account will be used to purchase whole shares of Navigant common stock, which will be exchanged for cash at the closing of the transaction. Remaining cash balances in the accounts will be returned to account owners. We’ll continue to keep you informed about any changes to the ESPP and/or the ESPP termination.

What happens to employees with unvested NCI time-based restricted stock units?

Unvested NCI RSUs will be assumed and converted into a Replacement RSU award representing the right to receive an amount in cash. If an NCI RSU award vests based solely on continued employment, the cash amount will equal, without interest, the price paid per share in the transaction multiplied by the number of RSUs subject to the unvested NCI RSU award. The Replacement RSU awards will be subject to the same terms and conditions, including vesting conditions and settlement dates, as applied to the NCI RSU award prior to the closing of the transaction. If you are terminated by NCI or its successor without Cause or resign due to Good Reason, in each case, within 24 months following the closing of the transaction, then your Replacement RSU award will become fully vested and payable.

What will happen to my corporate mobile phone / plan?

This will be addressed during the integration process.

What will happen to my corporate credit card? P Card?

This will be addressed during the integration process.

Will anything change about my client, engagement or team?

Not substantially, however you will have a broad suite of new competencies, capabilities, colleagues and credentials to use in serving your clients.

Will I be able to support both commercial and public sector clients?

Yes. We will be working on an inter-company model that will allow employees to work in both Public Sector and Commercial markets. This will be a part of the planning process that the joint integration teams will be working on.

Will I be able to move from public sector to commercial businesses, or vice versa, from a career development perspective?

Yes. This will be part of the joint integration planning effort that will take place over the next several weeks.

Do I have a choice about going to the new company?

At the close of the transaction, Navigant will cease to exist as a separate company. All employees who choose to remain with the company will automatically be part of the new combined entity.

CLIENTS

How and when are we communicating this to our clients?

Segment leaders and their COOs will have specific information about the client outreach strategy. We have a full communications plan to share the news with our priority clients, which is currently underway.

What should I say if my clients ask?

We hope you are excited about this next step in our transformation and are willing to share that with your clients. Some other key points, should you desire to elaborate:

•	Guidehouse complements our strengths in Healthcare, Financial Services and Energy with highly relevant public sector capacities;

•	The transaction provides additional scale and capabilities to solve client problems;

•	Their people/practice are also very dedicated to client satisfaction.

Should they wish to have a follow-up conversation, please coordinate with your Managing Director.

Will anything change about my client engagement?

Not initially. As the firms integrate, we hope to be able to bring new capabilities and new skills to bear on existing client engagements to serve clients better.

What does this mean in the short term?

For now, Guidehouse and Navigant are operating business-as-usual. Overall, you should not expect any significant change in your day-to-day work in the short term. We remain committed to keeping you abreast of any changes as they are finalized.

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Forward-Looking Statements

This document contains “forward-looking statements” that are based on the Company’s beliefs, assumptions, and expectations of future events, taking into account the information currently available to the Company. All statements other than statements of current or historical fact contained in this report are forward-looking statements. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “confident,” and similar statements are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to: the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the receipt of stockholder and regulatory approvals; unanticipated difficulties or expenditures relating to the proposed merger; legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors, executive officers and others following the announcement of the proposed merger; disruptions of current plans and operations caused by the announcement and pendency of the proposed merger; potential difficulties in employee retention due to the announcement and pendency of the proposed merger; the response of customers, suppliers, business partners and regulators to the announcement of the proposed merger; and other risks, relevant factors, and uncertainties identified in the Company’s filings with the Securities and Exchange Commission (“SEC”) (including the information set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018), and in subsequent filings, which filings are available at the SEC’s website at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. The Company’s forward-looking statements speak only as of the date of this document. Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company, Guidehouse LLP and Isaac Merger Sub, Inc. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement which will be mailed to the stockholders of the Company. However, such documents are not currently available. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.navigant.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website.

Participants in the Solicitation

The Company and its directors, its executive officers and certain other members of Company management and Company employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 9, 2019, its annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 28, 2019, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.